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                                                                      EXHIBIT 15





The Board of Directors
First American Corporation:


Ladies and Gentlemen:

Re:  Registration Statement S-4

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated July 16, 1998 and April 16, 1998 of AU 722 reports related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


Very truly yours,



                                           /s/ KPMG PEAT MARWICK LLP


Nashville, Tennessee
August 14, 1998